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                                                                    EXHIBIT 15








TXU US Holdings:

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited condensed consolidated interim financial information of TXU US Holdings Company and subsidiaries (US Holdings) as of September 30, 2004 and for the three-month and nine month periods ended September 30, 2004 and 2003, as indicated in our report dated August 12, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in US Holdings' Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, is incorporated by reference in Registration Statements Nos. 33-69554, 333-53296, 333-53296-01, 333-53296-02 and 333-53296-03 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP


Dallas, Texas
November 12, 2004